EXHIBIT 16.1

April 30, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

Vertex Energy, Inc. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated April 27, 2015.  We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas